Exhibit 3.2

CERTIFICATE OF AMENDMENT TO

BYLAWS

OF

EXELA TECHNOLOGIES, INC.

ONE: Section 2.4 of Article II of the Bylaws of Exela Technologies, Inc., a Delaware corporation have been amended to add a parenthetical clarification that the voting power of the 6.00% Series B Cumulative Convertible Perpetual Preferred Stock is represented by the Tandem Preferred Stock and accordingly such section is restated in its entirety as follows:

Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, a quorum for the transaction of business at any meeting of stockholders shall require the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of both (a) one-third of the voting power of the outstanding common stock and the 6.00% Series B Cumulative Convertible Perpetual Preferred Stock (the “Series B Preferred Stock) (voted through the Tandem Preferred Stock, which is attached to each share of Series B Preferred Stock) entitled to vote at such meeting and (b) one-third of the voting power of the outstanding capital stock entitled to vote at such meeting. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairperson for such meeting or the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

TWO: The foregoing amendment has been duly adopted on or approximately on the date hereof in accordance with the applicable provisions of the Bylaws.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Bylaws as of the date written below.

EXELA TECHNOLOGIES, INC.

By:	/s/ Erik Mengwall
Name:	Erik Mengwall
Title:	Secretary

Date:	June 26, 2022

[Signature Page to Amendment to Exela Technologies, Inc. Bylaws]